Exhibit 99.1
CARMIKE CINEMAS, INC. UPDATES PROGRESS
— Obtains Extension from Nasdaq —
— Receives Alternative Financing Commitment Letter —
— To Restate Financial Statements —
COLUMBUS, GA — May 25, 2006 — Carmike Cinemas, Inc. (NASDAQ: CKEC) announced today that on May 24, 2006, it received a notice from the Nasdaq Office of General Counsel indicating that the Nasdaq Listing Qualifications Panel has determined to grant Carmike’s request for continued listing on the Nasdaq National Market. The Panel’s determination of continued listing is conditional upon Carmike filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, all required restatements, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 on or before July 27, 2006.
Alternative Financing Commitment Letter
On May 24, 2006, Carmike entered into a commitment letter with Bear, Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc. which provides that if the holders of Carmike’s 7.50% senior subordinated notes due 2014 do not consent to an extension of time for Carmike to file and deliver financial statements and related reports, then Bear Stearns will use its commercially reasonable efforts to obtain the requisite approval from lenders under Carmike’s existing senior secured credit facility for an amendment permitting a portion of the existing unfunded term loan commitment to be used to purchase or repay the notes prior to or after any acceleration. If this lender approval is not received, Bear Stearns will provide Carmike with replacement senior secured credit facilities, including an amount sufficient to purchase or repay the notes. The default cure period under the notes for the delinquent Form 10-K expires on June 3, 2006, after which the maturity of the notes may be immediately accelerated by the trustee or the holders of at least 25% in aggregate principal amount of the notes. The commitments by Bear Stearns under the commitment letter are subject to, among other things, the negotiation, execution and delivery of definitive documentation with respect to the new credit facilities or the amendment and the satisfaction of other customary conditions precedent for financings of this type.
Lease Review Update
Carmike has substantially completed the review of its capital and operating leases and is currently quantifying the impact of this review on Carmike’s previously issued financial statements for the years ended December 31, 2003 and December 31, 2004 and the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005. The review by PricewaterhouseCoopers LLP, Carmike’s independent registered public accounting firm, is on-going. Carmike intends to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 promptly upon completion, followed by the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

Financial Restatements
Carmike has determined that some of its capital leases and operating leases have not been properly accounted for at the date of inception or subsequent modification. As a result, Carmike will restate the previously issued financial statements for the years ended December 31, 2003 and December 31, 2004 and the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005. Accordingly, Carmike’s Audit Committee, upon the recommendation of management, has concluded that the previously issued financial statements for the restated periods should not be relied upon because of the accounting errors contained therein. While Carmike is currently quantifying the impact of these accounting errors on the financial statements for these periods, it does not expect an impact to net cash flows for these periods.
In addition, Carmike’s management has determined that, as of December 31, 2005, it had certain material weaknesses in internal control over financial reporting. A material weakness is a control deficiency or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Specifically, management has determined that Carmike did not have a sufficient complement of personnel with experience in the application and implementation of generally accepted accounting principles. Further, Carmike did not maintain effective controls over the selection, application and monitoring of its accounting policies to ensure the accurate accounting for leases. Management has not fully completed its assessment of internal control over financial reporting as of December 31, 2005 but, based on the material weaknesses identified to date, has concluded that Carmike’s internal control over financial reporting was not effective as of such date. Carmike intends to take steps to remediate the identified material weaknesses in internal control over financial reporting.
This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. Examples of forward-looking statements in this press release include our expectations with regard to the filing of our periodic reports with the Securities and Exchange Commission, the anticipated effects of the accounting errors on Carmike’s restated financial statements and the completion, if necessary, of new senior secured credit facilities. These statements are based on beliefs and assumptions of our management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include:
•	our ability to finalize the accounting issues that have delayed the filing of our 2005 Form 10-K and first quarter 2006 Form 10-Q;

•	our ability to comply with covenants contained in our senior secured credit agreement and senior subordinated notes;

•	our ability to maintain our Nasdaq listing;

•	our ability to operate at expected levels of cash flow through the second quarter of 2006;

•	the availability of suitable motion pictures for exhibition in our markets;

•	competition in our markets;

•	competition with other forms of entertainment;

•	the effect of our leverage on our financial condition; and

•	other factors, including the risk factors previously disclosed in our Annual Report on Form 10-K Amendment No. 2, for the year ended December 31, 2004 under the caption “Risk Factors.”
We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Carmike Cinemas, Inc. is a premiere motion picture exhibitor in the United States with 301 theatres and 2,475 screens in 37 states, as of December 31, 2005. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000.
Company Contact:
Investor Relations
203/682-8211